EXHIBIT 5.1

Jolie Kahn, Esq.
2 Liberty Place
50 South 16th Street, Suite 3401
Philadelphia, PA 19102

January 6, 2016

S&W Seed Company
7108 North Fresno Street, Suite 380
Fresno, CA 93720

Re: S&W Seed Company
        Registration Statement on Form S-3
        File No. 333-208679

Ladies and Gentlemen:

I have acted as special counsel to S&W Seed Company, a Nevada corporation (the "Company"), in connection with the Company's registration statement on Form S-3, File No. 333-208679 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed resale from time to time by the selling stockholder named in the Registration Statement (the "Selling Stockholder") and/or its transferees, donees, pledgees or assigns of up to 1,180,780 shares of common stock (the "Shares") that were issued and sold by the Company to the Selling Stockholder in a private placement that was consummated on November 24, 2015.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company's certificate of incorporation, as amended to date, (iii) the Company's by-laws, as amended to date, and (iv) certain resolutions of the Board of Directors of the Company. I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as I have deemed necessary or appropriate, and I have made such investigations of law as I have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, I have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic, scanned or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that the Shares have been duly and validly authorized and are legally issued, fully paid and non-assessable.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the heading "Legal Matters" in the related prospectus. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or related rules, nor do I admits that I am an expert with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act or related rules.

Very truly yours,

Jolie G. Kahn